Exhibit 99.1
June 7, 2023

UNITED NATURAL FOODS, INC. REPORTS
THIRD QUARTER FISCAL 2023 RESULTS

Providence, Rhode Island - June 7, 2023 -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today reported financial results for the third quarter of fiscal 2023 (13 weeks) ended April 29, 2023.

Third Quarter Fiscal 2023 Highlights (comparisons to third quarter fiscal 2022)
•Net sales increased 3.7% to $7.5 billion
•Gross profit decreased $12 million, or 1.2%, to $1.0 billion; prior to LIFO charge, gross profit declined 4.7%
•Net income decreased 89.6% to $7 million; Earnings per diluted share (EPS) decreased 89.1% to $0.12
•Adjusted EBITDA decreased 18.9% to $159 million
•Adjusted EPS decreased 50.9% to $0.54
•Reduced net debt by $46 million compared to the end of the second quarter
•Lowering FY2023 profitability outlook; maintaining sales and capital expenditure outlook
•Actioning over $100 million of annualized near-term profitability enhancements while continuing longer-term value creation plan

“Our third quarter results continue to demonstrate the strength of our customer value proposition as sales and product penetration increased despite significant industry headwinds,” said UNFI CEO Sandy Douglas. “However, our profitability was impacted by a greater than expected decline in gross margins reflecting a challenging operating and macroeconomic backdrop, which contributed to lower inflationary benefits primarily related to reduced procurement gains, as well as higher shrink. Because of this pressure, we are reducing fiscal 2023 outlook for adjusted EBITDA and adjusted earnings per share.”

“Customers continue to tell us we have the right products and value added services. They’re optimistic we’re taking the appropriate actions to help them plan and execute their go-to-market strategies and continuing to improve our execution capabilities in support of their business growth,” Douglas continued. “While work is underway on our longer-term improvement efforts, we’re also focused on taking immediate cost mitigation actions to improve the profitability of our business in the near term, with these near-term profitability enhancements projected to deliver over $100 million of annualized benefits. We are confident that our short and longer term actions will make UNFI a stronger, more efficient company better positioned to serve customers and suppliers and deliver increasing shareholder value.”

Third Quarter Fiscal 2023 Summary

	13-Week Period Ended		Percent Change
($ in millions, except for per share data)	April 29, 2023	April 30, 2022
Net sales	$7,507	$7,242	3.7%
Chains	$3,129	$3,111	0.6%
Independent retailers	$1,875	$1,833	2.3%
Supernatural	$1,647	$1,468	12.2%
Retail	$598	$602	(0.7)%
Other	$640	$625	2.4%
Eliminations	$(382)	$(397)	(3.8)%
Net income	$7	$67	(89.6)%
Adjusted EBITDA(1)	$159	$196	(18.9)%
EPS	$0.12	$1.10	(89.1)%
Adjusted EPS(1)	$0.54	$1.10	(50.9)%

(1)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Net sales increased 3.7% in the third quarter of fiscal 2023 compared to the same period last year, primarily driven by inflation and new business. This new business resulted from selling new or expanded categories to existing customers and adding new customers from our robust pipeline. These increases were partially offset by a decrease in units sold.

Gross profit in the third quarter of fiscal 2023 was $1.0 billion, a decrease of $12 million, or 1.2%, compared to the third quarter of fiscal 2022. Excluding the non-cash LIFO charge in both periods, gross profit decreased $51 million, or 4.7%. The gross profit rate in the third quarter of fiscal 2023 was 13.3% of net sales and included a $33 million LIFO charge. Excluding this non-cash charge, gross profit rate was 13.8% of net sales. Gross profit rate in the third quarter of fiscal 2022 was 14.0% of net sales and included a $72 million LIFO charge. Excluding this non-cash charge, gross profit rate in the third quarter of fiscal 2022 was 15.0% of net sales. The decrease in gross profit rate, excluding the LIFO charge, was primarily driven by the volatile macroeconomic environment, which led to lower inflationary benefits and reduced procurement gains. Gross profit also reflects higher levels of shrink and costs related to operational improvements.

Operating expenses in the third quarter of fiscal 2023 were $967 million, or 12.9% of net sales, compared to $969 million, or 13.4% of net sales, in the third quarter of fiscal 2022. Operating expenses in the third quarter of fiscal 2023 included a benefit of approximately $20 million resulting from the reversal of previously accrued incentive compensation expense driven by underperformance compared to targets, which was partially offset by higher occupancy-related costs. Operating expenses in the third quarter of fiscal 2022 included approximately $15 million in incentive compensation expense.

Interest expense, net for the third quarter of fiscal 2023 was $35 million compared to $37 million for the third quarter of fiscal 2022. The decrease in interest expense, net was due to lower average debt balances and higher interest income, partially offset by higher interest rates.

Effective tax rate for the third quarter of fiscal 2023 was a benefit of 14.3% compared to an expense of 29.9% for the third quarter of fiscal 2022. The change was primarily driven by the impact of a partnership investment entered into in the third quarter of fiscal 2023, and the reduction in pre-tax income during the third quarter of fiscal 2023.

Net income for the third quarter of fiscal 2023 was $7 million. Net income for the third quarter of fiscal 2022 was $67 million.

Net income per diluted share (EPS) was $0.12 for the third quarter of fiscal 2023 compared to net income per diluted share of $1.10 for the third quarter of fiscal 2022. Adjusted EPS was $0.54 for the third quarter of fiscal 2023 compared to $1.10 in the third quarter of fiscal 2022.

Adjusted EBITDA for the third quarter of fiscal 2023 was $159 million compared to $196 million for the third quarter of fiscal 2022.

Capital Allocation and Financing Overview
•Free Cash Flow – During the third quarter of 2023, free cash flow was $65 million, compared to $(126) million in the third quarter of fiscal 2022. The results for the third quarter of fiscal 2023 reflect net cash provided by operating activities of $132 million, partially offset by payments for capital expenditures of $67 million.
•Leverage – Total outstanding debt, net of cash, ended the quarter at $2.02 billion, reflecting a decrease of $46 million in the third quarter of fiscal 2023 (compared to the end of the second quarter of fiscal 2023). This is the lowest level of net debt the Company has had since its 2018 acquisition of SUPERVALU INC. The net debt to adjusted EBITDA leverage ratio was 2.7x as of April 29, 2023.
•Liquidity – As of April 29, 2023, total liquidity was approximately $1.62 billion, consisting of approximately $38 million in cash, plus the unused capacity of approximately $1.58 billion under the Company’s asset-based lending facility.
•Repurchase program – During the third quarter of fiscal 2023, the Company repurchased approximately 368,000 shares at an average price of $35.06 for an aggregate cost of approximately $12 million.

Fiscal 2023 Outlook (1)

The Company has updated its full year outlook to the following:

Fiscal Year Ending July 29, 2023	Previous Full Year Outlook Provided March 8, 2023	Updated Full Year Outlook
Net sales ($ in billions)	$30.1 - $30.5	$30.1 - $30.5
Net income ($ in millions)	$90 - $142	$11 - $41
EPS (2)	$1.50 - $2.35	$0.20 - $0.70
Adjusted EPS (2)(3)(4)	$3.05 - $3.90	$1.80 - $2.30
Adjusted EBITDA (4) ($ in millions)	$715 - $785	$610 - $650
Capital expenditures ($ in millions)	~ $350	~ $350

(1)The outlook provided above is for fiscal 2023 only and replaces and supersedes any and all guidance provided prior to the date hereof covering fiscal 2023. This outlook is forward-looking, is based on management's current estimates and expectations and is subject to a number of risks, including many that are outside of management's control. See cautionary Safe Harbor Statement below. Previous Full Year Outlook reflects Company’s outlook provided on March 8, 2023 in connection with its second quarter fiscal 2023 results.
(2)Earnings per share amounts as presented include rounding.
(3)The Company uses an adjusted effective tax rate in calculating Adjusted EPS. The adjusted effective tax rate is calculated based on adjusted net income before tax. It also excludes the potential impact of changes to uncertain tax positions, valuation allowances, tax impacts related to the vesting of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate provides better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the underlying ongoing operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(4)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Conference Call and Webcast

The Company’s third quarter fiscal 2023 conference call and audio webcast will be held today, Wednesday, June 7, 2023 at 8:30 a.m. ET. A webcast of the conference call (and supplemental materials) will be available to the public, on a listen only basis, via the internet at the Investors section of the Company’s website www.unfi.com. The call can also be accessed at (888) 660 - 6768 (conference ID 1099581). An online archive of the webcast (and supplemental materials) will be available for 120 days.

About United Natural Foods

UNFI is North America’s premier grocery wholesaler delivering the widest variety of fresh, branded, and owned brand products to more than 30,000 locations throughout North America, including natural product superstores, independent retailers, conventional supermarket chains, eCommerce providers, and foodservice customers. UNFI also provides a broad range of value-added services and segmented marketing expertise, including proprietary technology, data, market insights, and shelf management to help customers and suppliers build their businesses and brands. As the largest full-service grocery partner in North America, UNFI is committed to building a food system that is better for all and is uniquely positioned to deliver great food, more choices, and fresh thinking to customers. To learn more about how UNFI is Fueling the Future of Food, visit www.unfi.com.

INVESTOR CONTACTS:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144 sbloomquist@unfi.com

Kristyn Farahmand
Senior Vice President, Investor Relations and Transformation Finance
401-213-2160 kristyn.farahmand@unfi.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K for the year ended July 30, 2022 filed with the Securities and Exchange Commission (the “SEC”) on September 27, 2022 and other filings the Company makes with the SEC, and include, but are not limited to, our dependence on principal customers; the relatively low margins of our business, which are sensitive to inflationary and deflationary pressures; our ability to operate, and rely on third parties to operate, reliable and secure technology systems; our ability to realize anticipated benefits of our strategic initiatives, including any acquisitions; labor and other workforce shortages and challenges; the addition or loss of significant customers or material changes to our relationships with these customers; our sensitivity to general economic conditions including inflation, changes in disposable income levels and consumer spending trends; the impact and duration of any pandemics or disease outbreaks; our ability to continue to grow sales, including of our higher margin natural and organic foods and non-food products, and to manage that growth; increased competition in our industry, including as a result of continuing consolidation of retailers and the growth of chains, direct distribution by large retailers and the growth of online distributors; our ability to timely and successfully deploy our warehouse management system throughout our distribution centers and our transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; the potential for disruptions in our supply chain or our distribution capabilities from circumstances beyond our control, including due to lack of long-term contracts, severe weather, labor shortages or work stoppages or otherwise; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; the potential for additional asset impairment charges; our ability to maintain food quality and safety; volatility in fuel costs; volatility in foreign exchange rates; and our ability to identify and successfully complete asset or business acquisitions. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release the non-GAAP financial measures Adjusted EBITDA, adjusted earnings per diluted common share (“Adjusted EPS”), adjusted effective tax rate, free cash flow and net debt to Adjusted EBITDA leverage ratio. Adjusted EPS is a consolidated measure, which the Company reconciles by adding Net income attributable to UNFI plus the LIFO charge or benefit, Goodwill impairment benefits and charges, Restructuring, acquisition, and integration related expenses, gains and losses on sales of assets, certain legal charges and gains, surplus property depreciation and interest expense, losses on debt extinguishment, the impact of diluted shares when GAAP earnings is presented as a loss and non-GAAP earnings represent income, and the tax impact of adjustments and the adjusted effective tax rate, which tax impact is calculated using the adjusted effective tax rate, and certain other non-cash charges or items, as determined by management. The non-GAAP adjusted effective tax rate excludes the potential impact of changes to various uncertain tax positions and valuation allowances, as well as tax impacts related to the vesting of share-based compensation awards. The non-GAAP Adjusted EBITDA measure is a consolidated measure which the Company reconciles by adding Net income (loss) including noncontrolling interests, less Net income attributable to noncontrolling interests, plus non-operating income and expenses, including Net periodic benefit income, excluding service cost, Interest expense, net and Other (income) expense, net, plus Provision (benefit) for income taxes and Depreciation and amortization all calculated in accordance with GAAP, plus adjustments for Share-based compensation, non-cash LIFO charge or benefit, Restructuring, acquisition and integration related expenses, Goodwill impairment charges, (Gain) loss on sale of assets, certain legal charges and gains, and certain other non-cash charges or other items, as determined by management. The non-GAAP free cash flow measure is defined as net cash provided by operating activities less payments for capital expenditures. The non-GAAP net debt to Adjusted EBITDA leverage ratio is defined as the total carrying value of the Company’s outstanding short- and long-term debt and finance lease liabilities less net cash and cash equivalents, the sum of which is divided by the trailing four quarters Adjusted EBITDA.

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures and the calculation of net debt to Adjusted EBITDA leverage are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS aids in making period-to-period comparisons, assessing the performance of our business and understanding the underlying operating performance and core business trends by excluding certain adjustments not expected to recur in the normal course of business or that are not meaningful indicators of actual and estimated operating performance. The inclusion of free cash flow assists investors in understanding the cash generating ability of the Company separate from cash generated by the sale of assets. Net debt to Adjusted EBITDA leverage ratio is a commonly used metric that assists investors in understanding and evaluating the Company’s capital structure and changes to its capital structure over time. The Company currently expects to continue to exclude the items listed above from non-GAAP financial measures. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company’s operating performance during the 2023 fiscal year to the comparable periods in the 2022 fiscal year and to internally prepared projections. These non-GAAP financial measures may differ from similarly titled measures of other companies.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except for per share data)

	13-Week Period Ended		39-Week Period Ended
	April 29, 2023	April 30, 2022	April 29, 2023	April 30, 2022
Net sales	$7,507	$7,242	$22,855	$21,655
Cost of sales	6,507	6,230	19,690	18,526
Gross profit	1,000	1,012	3,165	3,129
Operating expenses	967	969	2,969	2,845
Restructuring, acquisition and integration related (benefits) expenses	(4)	8	1	16
Loss (gain) on sale of assets	4	(88)	—	(87)
Operating income	33	123	195	355
Net periodic benefit income, excluding service cost	(8)	(10)	(22)	(30)
Interest expense, net	35	37	109	121
Other income, net	(1)	(1)	(2)	(2)
Income before income taxes	7	97	110	266
(Benefit) provision for income taxes	(1)	29	13	53
Net income including noncontrolling interests	8	68	97	213
Less net income attributable to noncontrolling interests	(1)	(1)	(5)	(4)
Net income attributable to United Natural Foods, Inc.	$7	$67	$92	$209

Basic earnings per share	$0.12	$1.15	$1.55	$3.62
Diluted earnings per share	$0.12	$1.10	$1.51	$3.44

Weighted average shares outstanding:
Basic	59.4	58.4	59.3	57.9
Diluted	60.4	60.9	61.0	61.0

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except for par values)

	April 29, 2023	July 30, 2022
ASSETS
Cash and cash equivalents	$38	$44
Accounts receivable, net	985	1,214
Inventories, net	2,465	2,355
Prepaid expenses and other current assets	204	184
Total current assets	3,692	3,797
Property and equipment, net	1,735	1,690
Operating lease assets	1,236	1,176
Goodwill	20	20
Intangible assets, net	765	819
Other long-term assets	193	126
Total assets	$7,641	$7,628
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,837	$1,742
Accrued expenses and other current liabilities	268	260
Accrued compensation and benefits	165	232
Current portion of operating lease liabilities	164	156
Current portion of long-term debt and finance lease liabilities	21	27
Total current liabilities	2,455	2,417
Long-term debt	2,022	2,109
Long-term operating lease liabilities	1,122	1,067
Long-term finance lease liabilities	15	23
Pension and other postretirement benefit obligations	18	18
Deferred income taxes	13	8
Other long-term liabilities	154	194
Total liabilities	5,799	5,836
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5.0 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100.0 shares; 60.9 shares issued and 59.2 shares outstanding at April 29, 2023; 58.9 shares issued and 58.3 shares outstanding at July 30, 2022	1	1
Additional paid-in capital	602	608
Treasury stock at cost	(65)	(24)
Accumulated other comprehensive loss	(15)	(20)
Retained earnings	1,318	1,226
Total United Natural Foods, Inc. stockholders’ equity	1,841	1,791
Noncontrolling interests	1	1
Total stockholders’ equity	1,842	1,792
Total liabilities and stockholders’ equity	$7,641	$7,628

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	39-Week Period Ended
(in millions)	April 29, 2023	April 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including noncontrolling interests	$97	$213
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	224	210
Share-based compensation	33	33
Gain on sale of property and equipment	(9)	(87)
Closed property and other restructuring charges	—	1
Net pension and other postretirement benefit income	(22)	(30)
Deferred income tax expense	2	—
LIFO charge	83	102
(Recoveries) provision for losses on receivables	(2)	4
Non-cash interest expense and other adjustments	11	20
Changes in operating assets and liabilities	(15)	(497)
Net cash provided by (used in) operating activities	402	(31)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(218)	(158)
Proceeds from dispositions of assets	14	231
Payments for investments	(7)	(28)
Net cash (used in) provided by investing activities	(211)	45
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit line	2,387	3,853
Repayments of borrowings under revolving credit line	(2,348)	(3,453)
Repayments of long-term debt and finance leases	(149)	(369)
Repurchases of common stock	(41)	—
Proceeds from the issuance of common stock and exercise of stock options	—	9
Payments of employee restricted stock tax withholdings	(39)	(42)
Payments for debt issuance costs	—	(1)
Distributions to noncontrolling interests	(5)	(4)
Repayments of other loans	(2)	—
Net cash used in financing activities	(197)	(7)
EFFECT OF EXCHANGE RATE ON CASH	—	—
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(6)	7
Cash and cash equivalents, at beginning of period	44	41
Cash and cash equivalents, at end of period	$38	$48
Supplemental disclosures of cash flow information:
Cash paid for interest	$114	$110
Cash refunds for federal, state, and foreign income taxes, net	$(4)	$—
Leased assets obtained in exchange for new operating lease liabilities	$198	$260
Leased assets obtained in exchange for new finance lease liabilities	$—	$1
Additions of property and equipment included in Accounts payable	$42	$27

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION (unaudited)
UNITED NATURAL FOODS, INC.

Reconciliation of Net income including noncontrolling interests to Adjusted EBITDA (unaudited)

	13-Week Period Ended		39-Week Period Ended
(in millions)	April 29, 2023	April 30, 2022	April 29, 2023	April 30, 2022
Net income including noncontrolling interests	$8	$68	$97	$213
Adjustments to net income including noncontrolling interests:
Less net income attributable to noncontrolling interests	(1)	(1)	(5)	(4)
Net periodic benefit income, excluding service cost	(8)	(10)	(22)	(30)
Interest expense, net	35	37	109	121
Other income, net	(1)	(1)	(2)	(2)
(Benefit) provision for income taxes	(1)	29	13	53
Depreciation and amortization	77	72	224	210
Share-based compensation	10	10	33	33
LIFO charge	33	72	83	102
Restructuring, acquisition and integration related (benefits) expenses	(4)	8	1	16
Loss (gain) on sale of assets(1)	4	(88)	—	(87)
Multiemployer pension plan withdrawal benefit(2)	—	—	—	(8)
Other retail benefit(3)	—	—	—	(1)
Business transformation costs(4)	7	—	16	—
Adjusted EBITDA	$159	$196	$547	$616

(1)Fiscal 2022 primarily reflects the gain on sale of our Riverside, California distribution center in the third quarter of fiscal 2022.
(2)Reflects an adjustment to multiemployer pension plan withdrawal charge estimates.
(3)Reflects an insurance recovery associated with event-specific damages to certain retail stores and store closure costs.
(4)Reflects third-party costs primarily for business transformation initiatives, including network automation and optimization, commercial value creation, digital offering enhancement and infrastructure unification and modernization.

Reconciliation of Net income attributable to United Natural Foods, Inc. to Adjusted net income and Adjusted EPS (unaudited)

	13-Week Period Ended		39-Week Period Ended
(in millions, except per share amounts)	April 29, 2023	April 30, 2022	April 29, 2023	April 30, 2022
Net income attributable to United Natural Foods, Inc.	$7	$67	$92	$209
Restructuring, acquisition and integration related (benefits) expenses	(4)	8	1	16
Gain on sale of assets other than losses on sales of receivables(1)	—	(88)	(9)	(87)
LIFO charge	33	72	83	102
Surplus property depreciation and interest expense(2)	—	—	1	2
Multiemployer pension plan withdrawal benefit	—	—	—	(8)
Loss on debt extinguishment	—	2	3	7
Other retail benefit(3)	—	—	—	(1)
Business transformation costs(4)	7	—	16	—
Tax impact of adjustments and adjusted effective tax rate(5)	(10)	6	(37)	(23)
Adjusted net income	$33	$67	$150	$217

Diluted weighted average shares outstanding	60.4	60.9	61.0	61.0
Adjusted EPS(6)	$0.54	$1.10	$2.46	$3.56

(1)Gain on sale of assets, as reflected here, does not include losses on sales of receivables under the accounts receivable monetization program, which are included in Loss (gain) on sale of assets on the Condensed Consolidated Statements of Operations and are not adjusted from Adjusted EPS.
(2)Reflects surplus, non-operating property depreciation and interest expense.
(3)Reflects an insurance recovery associated with event-specific damages to certain retail stores and store closure costs.
(4)Reflects third-party costs primarily for business transformation initiatives, including network automation and optimization, commercial value creation, digital offering enhancement and infrastructure unification and modernization.
(5)Represents the tax effect of the pre-tax adjustments using an adjusted effective tax rate. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the vesting of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The reconciliation of the adjusted effective tax rate used in calculating Adjusted EPS is provided in the table below. The Company believes using this adjusted effective tax rate provides better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the underlying ongoing operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(6)Earnings per share amounts are calculated using actual unrounded figures.

Calculation of net debt to Adjusted EBITDA leverage ratio (unaudited)

(in millions, except ratios)	April 29, 2023
Current portion of long-term debt and finance lease liabilities	$21
Long-term debt	2,022
Long-term finance lease liabilities	15
Less: Cash and cash equivalents	(38)
Net carrying value of debt and finance lease liabilities	2,020
Adjusted EBITDA(1)	$760
Adjusted EBITDA leverage ratio	2.7x
(1)Adjusted EBITDA for purposes of this calculation reflects the summation of the trailing four quarters ended April 29, 2023. Refer to the following table for the reconciliation of Adjusted EBITDA trailing four quarters.

Reconciliation of trailing four quarters Net income including noncontrolling interests to Adjusted EBITDA (unaudited)

(in millions)	52-Week Period Ended April 29, 2023
Net income including noncontrolling interests	$138
Adjustments to net income including noncontrolling interests:
Less net income attributable to noncontrolling interests	(7)
Net periodic benefit income, excluding service cost	(32)
Interest expense, net	143
Other income, net	(2)
Provision for income taxes	16
Depreciation and amortization	299
Share-based compensation	43
LIFO charge	139
Restructuring, acquisition and integration related expenses	6
Other retail expense	1
Business transformation costs	16
Adjusted EBITDA(1)	$760
(1)Adjusted EBITDA for purposes of this calculation reflects the summation of the trailing four quarters ended April 29, 2023.

Reconciliation of Net cash provided by (used in) operating activities to Free cash flow (unaudited)

	13-Week Period Ended		39-Week Period Ended
(in millions)	April 29, 2023	April 30, 2022	April 29, 2023	April 30, 2022
Net cash provided by (used in) operating activities	$132	$(74)	$402	$(31)
Payments for capital expenditures	(67)	(52)	(218)	(158)
Free cash flow	$65	$(126)	$184	$(189)

FISCAL 2023 GUIDANCE

Reconciliation of 2023 guidance for estimated Net income attributable to United Natural Foods, Inc. to Adjusted net income and estimated Adjusted EPS (unaudited)

	Fiscal Year Ending July 29, 2023
(in millions, except per share amounts)	Low Range	Estimate	High Range
Net income attributable to United Natural Foods, Inc.	$11		$41
Restructuring, acquisition and integration related expenses		10
LIFO charge		100
Business transformation costs		20
Tax impact of adjustments and adjusted effective tax rate(1)		(32)
Adjusted net income	$109		$139

Diluted weighted average shares outstanding	61		61
Adjusted EPS(2)	$1.80		$2.30

(1)The estimated adjusted effective tax rate excludes the potential impact of changes in uncertain tax positions, tax impacts related to the vesting of share-based compensation awards and valuation allowances. Refer to the reconciliation for adjusted effective tax rate.
(2)Adjusted EPS amounts as presented include rounding.

Reconciliation of 2023 guidance for Net income attributable to United Natural Foods, Inc. to Adjusted EBITDA (unaudited)

	Fiscal Year Ending July 29, 2023
(in millions)	Low Range	Estimate	High Range
Net income attributable to United Natural Foods, Inc.	$11		$41
Provision for income taxes	4		14
LIFO charge		100
Interest expense, net		139
Other expense, net		11
Depreciation and amortization		301
Share-based compensation		43
Net periodic benefit income, excluding service costs		(29)
Business transformation costs		20
Restructuring, acquisition and integration related expenses		10
Adjusted EBITDA	$610		$650

Reconciliation of estimated 2023 and actual 2022 U.S. GAAP effective tax rate to adjusted effective tax rate (unaudited)

	Estimated Fiscal 2023	Actual Fiscal 2022
U.S. GAAP effective tax rate	15%	18%
Discrete quarterly recognition of GAAP items(1)	7%	8%
Tax impact of other charges and adjustments (2)	3%	—%
Changes in valuation allowances(3)	(1)%	—%
Other(4)	1%	—%
Adjusted effective tax rate(4)	25%	26%
Note: As part of the year-end reconciliation, we update the reconciliation of the GAAP effective tax rate for actual results.
(1)Reflects changes in tax laws excluding the CARES Act, uncertain tax positions, the tax impacts related to the exercise of share-based compensation awards and any prior-year deferred tax or payable adjustments. This includes prior-year Internal Revenue Service or other tax jurisdiction audit adjustments.
(2)Reflects the tax impact of pre-tax adjustments that are excluded from pre-tax income when calculating adjusted EPS.
(3)Reflects changes in valuation allowances related to changes in judgment regarding the realizability of deferred tax assets or current year operations.
(4)The Company establishes an estimated adjusted effective tax rate at the beginning of the fiscal year based on the best available information. The Company re-evaluates its estimated adjusted effective tax rate as appropriate throughout the year and adjusts for any material changes. The actual adjusted effective tax rate at the end of the fiscal year is based on actual results and accordingly may differ from the estimated adjusted effective tax rate used during the year.